Exhibit 5.1

Courtney Tygesson

T: (312) 881-6680

ctygesson@cooley.com

December 2, 2025

Reed’s, Inc.

501 Merritt 7 Corporate Park

Norwalk, Connecticut 06851

Ladies and Gentlemen:

We have acted as counsel to Reed’s, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering an underwritten public offering of (i) up to 1,582,280 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, including up to 237,342 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares granted to the underwriters, and (ii) warrants (the “Warrants”) to purchase up to 1,582,280 shares of Common Stock (the “Warrant Shares”), including Warrants to purchase up to 237,342 shares of Common Stock that may be sold pursuant to the exercise of an option to purchase additional Warrants granted to the underwriters.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the form of the Warrants to be filed as an exhibit to the Registration Statement, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (d) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares and the Warrants will be sold to the underwriters by the Company at a price and that the Warrants will have an exercise price, in each case established by the Board of Directors of the Company or a duly authorized committee thereof. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We express no opinion with respect to the Warrants and the Warrant Shares to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company, or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company or that the consideration paid upon exercise of the Warrants is below the par value per shares of the Common Stock.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and as to the Warrants constituting binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP 110 N. Wacker Drive, Suite 4200 Chicago, IL 60606
t: +1 312 818 6500 f: +1 312 818 6598 cooley.com

Reed’s, Inc.

December 2, 2025

Page Two

With regard to our opinion concerning the Warrants constituting binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

(ii) Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

(iii) We express no opinion with respect to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) specifies provisions that may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, buy-in damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; (i) authorizes or validates conclusive or discretionary determinations or (j) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; and

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that (i) the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) the Warrants, when duly executed by the Company and delivered to the purchasers thereof against payment therefor in accordance with the Registration Statement and the Prospectus, will be binding obligations of the Company, and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the heading “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Courtney Tygesson
Courtney Tygesson

Cooley LLP 110 N. Wacker Drive, Suite 4200 Chicago, IL 60606
t: +1 312 818 6500 f: +1 312 818 6598 cooley.com